Exhibit 3.1 & 4.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

SUNTRUST BANKS, INC.

1.

The name of the corporation is SunTrust Banks, Inc. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.

2.

Pursuant to Section 14-2-602 of the Georgia Business Corporation Code, as amended, these Articles of Amendment (the “Amendment”) amend the Corporation’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”).

3.

The Amendment is to add the following as a new Article 5(d) of the Articles of Incorporation, to set forth the terms, limitations and relative rights, as determined by the Board of Directors of the Corporation, of a series of the Corporation’s Preferred Stock.

(d) Series A Preferred Stock. There shall be a series of the Preferred Stock with the following terms, preferences, limitations, and relative rights, in addition to those otherwise expressed in these Articles of Incorporation or any amendment thereto.

(i) Designation. The distinctive designation of such series is “Perpetual Preferred Stock, Series A” (“Series A Preferred Stock”).

(ii) Number of Shares. The number of shares of Series A Preferred Stock shall be 5,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock that have not been designated as another series of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors.

(iii) Definitions. As used herein with respect to the Series A Preferred Stock:

“3-Month LIBOR” means, with respect to any Dividend Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a 3-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Dividend Determination Date for that Dividend Period. If such rate does not appear on Telerate Page 3750, 3-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a 3-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent, at approximately 11:00 a.m., London time, on the Dividend Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, 3-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, 3-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a 3-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three New York City banks selected by the Calculation Agent to provide quotations are quoting as described above, 3-Month LIBOR for that Dividend Period will be the same as 3-Month LIBOR as determined for the previous Dividend Period. The establishment of 3-Month LIBOR for each Dividend Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.

“Calculation Agent” means U.S. Bank National Association or its successor appointed by the Corporation, acting as calculation agent.

“Cumulative Dividend Period” means the period prior to the Non-Cumulative Dividend Period.

“Dividend Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

“Dividend Parity Stock” has the meaning assigned to such term in Section (iv)B.

“Dividend Payment Date” has the meaning assigned to such term in Section (v)A(b).

“Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date (except that the first Dividend Period (i) for the initial issuance of Series A Preferred Stock shall commence upon (and include) the Issue Date and (ii) for Series A Preferred Stock issued after the Issue Date, shall commence upon (and include) the applicable Start Date).

“Dividend Rate” means a rate per annum equal to the greater of (1) 0.53% above 3-Month LIBOR on the related Dividend Determination Date or (2) 4.00%.

“Issue Date” means the initial date of delivery of shares of Series A Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Liquidation Event” has the meaning assigned to such term in Section vi(A).

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Non-Cumulative Dividend Period” means the period commencing upon the effective date of an amendment to the Articles of Incorporation permitting dividends on the Preferred Stock to be cumulative, non-cumulative, or partially cumulative.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock Directors” has the meaning assigned to such term in Section (vii)B.

“Start Date” means, for each share of Series A Preferred Stock, (x) the Issue Date, if such share was issued on the Issue Date, (y) if such share was not issued on the Issue Date, the date of issue, if issued on a Dividend Payment Date, or (z) otherwise, the most recent Dividend Payment Date preceding the date of issue of such share.

“Telerate Page 3750” means the display page so designated on the Moneyline/Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to London Interbank Offered Rate for U.S. dollar deposits).

“Voting Parity Stock” has the meaning assigned to such term in Section (vii)B.

(iv) Dividends.

A. General.

(1) Dividend Payment Dates, Dividend Rate, Etc. Holders of Series A Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, or a duly authorized committee of the Board of Directors, but only out of funds legally available therefor, cash dividends computed in accordance with Section (iv)A(3) and payable quarterly on the 15th day of each March, June, September and December in each year (each such date a “Dividend Payment Date”), commencing on December 15, 2006, to holders of record on the respective date fixed for that purpose by the Board of Directors or such committee in advance of payment of each particular dividend.

(2) Business Day Convention. If a day that would otherwise be a Dividend Payment Date is not a Business Day, then the first Business Day following such day shall be the applicable Dividend Payment Date.

(3) Dividend Computation.

(a) The amount of the dividend computed per share of Series A Preferred Stock on each Dividend Payment Date that occurs during the Cumulative Dividend Period will be equal to (x) the sum of the amounts determined as follows for each Dividend Period that has occurred since the Start Date for that share of Series A Preferred Stock, less (y) the sum of all dividends previously paid with respect to that share of Series A Preferred Stock: Multiply the Dividend Rate in effect for such Dividend Period by a fraction, the numerator of which is the actual number of days in such Dividend Period and the denominator of which is 360, and then multiply the result so obtained by $100,000 (with the result of such calculation rounded upward if necessary to the nearest .00001 of 1%). Any dividend payment actually made during the Cumulative Dividend Period on shares of Series A Preferred Stock will first be credited against dividends computed with respect to Dividend Periods for the shares of Series A Preferred Stock for which dividends have not been paid in full, beginning with the first such period. Dividends for any Dividend Period that ends during the Cumulative Dividend Period that have not been paid on the regular Dividend Payment Date may be declared and paid at any time during the Cumulative Dividend Period, without reference to any Dividend Payment Date for that Dividend Period, to holders of record of the Series A Preferred Stock on such date as may be fixed by the Board of Directors or duly authorized committee of the Board of Directors.

(b) The amount of the dividend computed per share of Series A Preferred Stock on each Dividend Payment Date that occurs during the Non-Cumulative Dividend Period will be equal to the Dividend Rate in effect for such Dividend Period, multiplied by a fraction, the numerator of which is the actual number of days in such Dividend Period and the denominator of which shall be 360, and then multiplied by $100,000 (with the result of such calculation rounded upward if necessary to the nearest .00001 of 1%).

(4) Dividend Payment Dates for Other Preferred Stock. For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not issue any shares of Preferred Stock having any dividend payment date that is not also a Dividend Payment Date for the Series A Preferred Stock.

(5) Priority of Dividends.

(a) So long as any of the shares of the Series A Preferred Stock is outstanding, (1) no dividends (other than (a) dividends payable on Junior Stock in Junior Stock and (b) cash in lieu of fractional shares in connection with any such dividend) shall be paid or declared, in cash or otherwise, nor shall any other distribution be made, on the Common Stock or on any other Junior Stock and (2) the Corporation shall not purchase, redeem or otherwise acquire for consideration any Junior Stock or shares of any other series of Preferred Stock, unless, in either case (1) or (2), on the payment date for such dividend, purchase, redemption, or other acquisition, (a) the Corporation shall not be in default on its obligation to redeem any of the shares of its Series A Preferred Stock called for redemption, (b) if such payment date occurs during the Cumulative Dividend Period, dividends in an amount computed in accordance with Section (iv)A(3)(a) for each share of Series A Preferred Stock for all Dividend Periods through the Dividend Payment Date for the then current Dividend Period have been paid or declared and funds set aside therefor, and (c) if such payment date occurs during the Non-Cumulative Dividend Period, dividends in an amount computed in accordance with Section (iv)A(3)(b) for each share of Series A Preferred Stock as of the Dividend Payment Date for the then current Dividend Period have been paid or declared and funds set aside therefore.

(b) On any Dividend Payment Date during the Non-Cumulative Dividend Period for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and on any other class or series of Preferred Stock of the Corporation ranking on a parity with Series A Preferred Stock as to payment of dividends (any such class or series being herein referred to as “Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series A Preferred Stock and any Dividend Parity Stock shall be shared (1) first ratably by the holders of such shares, if any, who have the right to receive dividends with respect to dividend periods prior to the then current Dividend Period (which shall not include the Series A Preferred Stock) but for which such dividends were not declared and paid, in proportion to the respective amounts of such undeclared or unpaid dividends relating to prior Dividend Periods, and (2) thereafter by the holders of shares of Series A Preferred Stock and Dividend Parity Stock on a pro rata basis.

(v) Redemption.

A. Redemption.

(1) Subject to the further terms and conditions provided herein, the Corporation, at the option of the Board of Directors or a duly authorized committee of the Board of Directors, may, upon notice given as provided in Section (v)B, redeem shares of the Series A Preferred Stock at the time outstanding in whole or in part at any time on or after the Dividend Payment Date in September 2011.

(2) If the redemption date occurs during the Cumulative Dividend Period, the redemption price per share of Series A Preferred Stock shall be cash in an amount equal to $100,000 plus an amount computed in accordance with Section (iv)A(3)(a) for such share of Series A Preferred Stock for all Dividend Periods through the Dividend Payment Date next following the redemption date; provided that, for purposes of such computation, the dividend computed for the Dividend Period in which the redemption date occurs shall be multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date and the denominator of which is the total number of days in such Dividend Period.

(3) If the redemption date occurs during the Non-Cumulative Dividend Period, the redemption price per share of Series A Preferred Stock shall be cash in an amount equal to $100,000 plus an amount equal to (i) any declared and unpaid dividends for any prior

Dividend Periods plus (ii) any declared and unpaid dividends for the Dividend Period in which the redemption date occurs (if applicable) multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period.

(4) The Series A Preferred Stock will not be subject to any sinking fund or other obligation of the Corporation to redeem, repurchase or retire the Shares.

B. Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through The Depositary Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice shall state (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares to be redeemed from the holder; (iii) the redemption price; and (iv) the place or places where the shares of Series A Preferred Stock are to be redeemed.

C. Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors or a duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or such committee shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

D. Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(vi) Liquidation Rights.

A. Liquidation. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (each a “Liquidation Event”), after payment or provision for payment of debts and other liabilities of the Corporation and before any distribution to the holders of shares of Common Stock or any other Junior Stock, the holders of Series A Preferred Stock shall be entitled to receive the following out of the net assets of the Corporation, for each share of Series A Preferred Stock: (1) if the Liquidation Event occurs during the Cumulative Dividend Period, an amount equal to $100,000 plus an amount computed in accordance with Section (iv)A(3)(a) for such share of Series A Preferred Stock for all Dividend Periods through the Dividend Payment Date next following the date of the Liquidation Event; provided that, for purposes of such computation, the dividend computed for the Dividend Period in which the Liquidation Event occurs shall be multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the date of the Liquidation Event and the denominator of which is the total number of days in such Dividend Period; or (2) if the Liquidation Event occurs during the Non-Cumulative Dividend Period, an amount equal to $100,000 plus an amount equal to (i) any declared and unpaid dividends for any prior Dividend Periods plus (ii) any declared and unpaid dividends for the Dividend Period in which the Liquidation Event occurs (if applicable) multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the date of the Liquidation Event, and the denominator of which is the total number of days in such Dividend Period.

B. Partial Payment. If the assets of the Corporation are insufficient to permit the payment of the full preferential amounts payable in connection with a Liquidation Event to the holders of the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to the distribution of assets upon a Liquidation Event, then the assets available for distribution to holders of shares of the Series A Preferred Stock and each such other series of Preferred Stock as to the distribution of assets upon liquidation shall be distributed ratably to the holders of shares of the Series A Preferred Stock and each such other series of Preferred Stock in proportion to the full preferential amounts payable on their respective shares upon the Liquidation Event.

C. Merger, Consolidation and Sale of Assets Not Liquidation. Neither the sale, conveyance, exchange or transfer of all or substantially all the property and assets of the Corporation, the consolidation or merger of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section (vi).

(vii) Voting Rights.

A. General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth in this Section (vii) or as otherwise required by law.

B. Right to Elect Two Directors Upon Non-Payment of Dividends.

(1) If and whenever dividends on Series A Preferred Stock and any other class or series of Preferred Stock of the Corporation ranking on a parity with Series A Preferred Stock as to payment of dividends and having voting rights equivalent to those provided in this Section (vii)B for the Series A Preferred Stock (any such class or series being herein referred to as “Voting Parity Stock”) have not been declared and paid in an aggregate amount, as to any such class or series, equal to at least six quarterly dividends (whether or not consecutive) computed in accordance with Section (iv)A(3) in the case of the Series A Preferred Stock, and computed in accordance with the terms thereof in the case of any Voting Parity Stock, the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series A Preferred Stock, together with the holders of all other affected classes and series of Voting Parity Stock similarly entitled to vote for the election of a total of two additional directors, voting separately as a single class, shall be entitled to elect the two additional members of the Corporation’s Board of Directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Series A Preferred Stock and such Voting Parity Stock for which dividends have not been paid, called as hereinafter provided, but only if the election of any Preferred Stock Directors would not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which its securities may be listed) that listed companies must have a majority of independent directors. The Board of Directors shall at no time have more than two Preferred Stock Directors.

(2) At any time after the voting power provided for in the Section (vii) shall have been vested in the holders of Series A Preferred Stock and any Voting Parity Stock, the Secretary of the Corporation may, and upon the written request of holders of record of at least 20% of the outstanding shares of Series A Preferred Stock and any class or series of Voting Parity Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of Series A Preferred Stock and such Voting Parity Stock having such voting rights, for the election of the Preferred Stock Directors, such call to be made by notice similar to that provided in the bylaws for a special meeting of the shareholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the shareholder records of the Corporation. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as below provided. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Directors or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and such Voting Parity Stock for which dividends have not been paid, voting as a single class.

(3) Whenever either (a) during the Cumulative Dividend Period, all dividends on the Series A Preferred Stock computed in accordance with Section (iv)A(3)(a) and any other cumulative Voting Parity Stock have been paid in full, or (b) during the Non-Cumulative Dividend Period, (i) all dividends on any cumulative Voting Parity Stock have been paid in full, (ii) full dividends computed in accordance with Section (iv)A(3)(b) have been paid on the applicable Dividend Payment Dates on the Series A Preferred Stock for at least one year and (iii) full dividends on any non-cumulative Voting Parity Stock then outstanding have been paid in accordance with the terms thereof for at least one year, then the right of the holders of Series A Preferred Stock and such Voting Parity Stock to elect such Preferred Stock Directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), and the terms of office of all Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

C. Other Voting Rights.

(1) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time (voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock of the Corporation into any such shares, or (ii) amend, alter or repeal the provisions of these Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in clause (ii) above, so long as any shares of the Series A Preferred Stock remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Series A Preferred Stock, in each case taking into account that upon the occurrence of an event the Corporation may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof, and provided, further, that (i) any increase in the amount of the authorized Common Stock or Preferred Stock or the creation or issuance of any Junior Stock or Preferred Stock ranking on a parity with the Series A Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, and (ii) any change to the number of directors or number of classes of directors, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(2) On any matter on which the holders of the Series A Preferred Stock shall be entitled to vote (as provided herein or by applicable law), including any action by written consent, each share of Series A Preferred Stock shall have one vote per share.

(3) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption.

(viii) Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation.

4.

This Amendment was adopted on September 6, 2006.

5.

This Amendment was duly adopted by the Pricing Committee of the Corporation’s Board of Directors without shareholder approval, as such approval was not required.

IN WITNESS WHEROF, SunTrust Banks, Inc. has caused these Articles of Amendment to be executed and sealed by its duly authorized officer on this 6th day of September, 2006.

SUNTRUST BANKS, INC.

By	/s/ Jerome T. Lienhard II
Name:	Jerome T. Lienhard II
Title:	Treasurer